Exhibit 1.02

Investor Relations	Media Relations
Monish Bahl	Lorretta Gasper
CDC Corporation	CDC Software
678-259-8510	678-259-8631
mbahl@cdcsoftware.com	lgasper@cdcsoftware.com

CDC Corporation to Initiate New Share Repurchase Program

HONG KONG, ATLANTA, Sept. 01, 2010 — CDC Corporation (NASDAQ: CHINA), a leading China-based value-added operator of, and growth investor in, hybrid (SaaS/On-Premise) enterprise software, IT Services, and New Media assets, today announced it is planning to initiate a new 10b5-1 trading plan to repurchase its common shares in the open market.

CDC Corporation, management and affiliates, have repurchased, from January 2009 to present, approximately 697,816 shares on a post split basis at an average price of approximately $4.21 per share (2.1 million pre-split shares at average of $1.36 per share). Since January 2010, CDC Corporation has purchased 119,891 shares on a post split basis at an average price of $6.07 per share (359,672 pre-split shares at an average price of $2.02 per share).

CDC Corporation is buying back shares since it believes the current market price of its shares is not reflective of the true value contained in its assets, especially with its solid balance sheet and consolidated cash position of more than $100 million.

As of June 30, 2010, CDC had total shareholder equity of $260.8 million or book value per share of $7.45 and non-controlling interest total equity of $294.3 million or book value per share of $8.41. As of June 30, 2010, CDC reported total current assets of $178.5 million and total assets of $541.7 million, and reported positive GAAP cash flow from operations for the six month period ended June 30, 2010.

As a valued-added growth investor, CDC has a sum of parts valuation, which it believes is the most appropriate valuation metric for the company. The company believes its value lies within its majority-controlled business units, as well as in its numerous direct and indirect minority investments, which are in various stages of maturity. Accordingly, this portfolio of investments provides a foundation upon which investors can conduct a sum of the parts valuation for CDC

Corporation. As a result of CDC’s sum of the parts valuation, the company will not be issuing financial guidance since the company believes it should be measured on the performance of its underlying businesses. Investors should not rely upon the company’s previously announced guidance.

“As we have stated previously, we believe CDC shares are undervalued and do not reflect the value of its underlying assets,” said Peter Yip, CEO of CDC Corporation. “CDC’s share price is significantly below the market capitalization of its core assets which include its two publicly traded companies, CDC Software, which is approximately 85 percent owned and has a market capitalization of approximately $153.4 million, and 79 percent-owned China.com with a market capitalization of approximately $60 million. Please refer to our earnings release for the quarter ended June 30, 2010, for a detailed breakdown of cash on hand, net assets, and other balance sheet items for our majority-owned investments.”

As previously announced, CDC Corporation filed a motion opposing Evolution Capital Management’s move to restrict CDC’s declaration and payment of any form of dividend to its shareholders. Evolution Capital is the last remaining non-affiliated holder of the company’s unsecured convertible debentures. In March 2010, CDC Corporation filed a lawsuit against Evolution alleging breach of non-disclosure agreements, breach of the note purchase agreement relating to Notes, breach of the Notes, and tortious interference with business relations, seeking a recovery in excess of $295,000,000. CDC plans to pursue its rights and seek damages to which it believes it is entitled in its action against Evolution.

About CDC Corporation

CDC Corporation is a China-based value-added operator of, and growth investor in, hybrid (on premise and SaaS) enterprise software, IT, and new media businesses. The company pursues two value-added investment strategies. The first strategy includes actively managing majority interests in its core portfolio of hybrid enterprise software, IT services and New Media businesses, adding value by driving operational excellence, top-line growth and overall profitability. The second strategy includes identifying and executing on opportunities to co-invest with leading venture capital and private equity funds through minority interests in fast growth companies in emerging markets related to CDC Corporation’s core assets. This second strategy, which complements the first, helps to mitigate risk and enhance deal flow for the company. CDC Corporation expects to deliver superior returns and additional value for its shareholders through these strategies, as well as through its plans to declare and pay regular dividends in the form of registered shares of its publicly listed subsidiaries and other assets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to, among other things, our belief that CDC is undervalued and its sun-of-parts valuation, our beliefs regarding the continuation and extent of management and company purchases of CDC shares, the effect of the company’s new share repurchase program, its beliefs regarding the value of CDC and its underlying assets and other statements which are not historic fact. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners; (c) the ability to integrate operations or new acquisitions in accordance with the company’s and its subsidiaries’ business strategies; (d) the effects of restructurings and rationalization of operations; (e) the ability to address technological changes and developments including the development and enhancement of products; (f) the ability to develop and market successful products and services; (g) the entry of new competitors and their technological advances; (h) the need to develop, integrate and deploy products and services that meet customer’s requirements; (i) the possibility of development or deployment difficulties or delays; (j) the dependence on customer satisfaction with the company’s and its subsidiaries’ products and services; (k) continued commitment to the deployment of the company’s and its subsidiaries’ products and services, including enterprise software solutions; (l) risks involved in developing software solutions and integrating them with third-party software and services; (m) the continued ability of the company’s enterprise software solutions to address client-specific requirements; (n) demand for, and market acceptance of, new and existing enterprise software and services and the positioning of the company’s solutions; (o) the popularity and market acceptance of CDC Games’ existing and new games; and (p) the continued growth of the online games industry in our target markets, including China. Further information on risks or other factors that could cause results to differ is detailed in our filings or submissions with the United States Securities and Exchange Commission, including our Annual Report on Form 20-F for the year ended December 31, 2009, filed with the SEC on June 30, 2010. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise. Historical results are not indicative of future performance.